Exhibit 99.1

Paul R. Tomkins Is Named Chief Financial Officer

of Reader’s Digest Association

NEW YORK — May 19, 2011 — Paul R. Tomkins has been named Executive Vice President and Chief Financial Officer of The Reader’s Digest Association, Inc. and its parent company RDA Holding Co., it was announced today by Tom Williams, RDA’s president and chief executive officer. Tomkins succeeds and will report to Williams, who was named President and Chief Executive Officer in April.  He joins the company on Monday, May 23, and will become a member of the company’s management Executive Committee.

A seasoned financial expert, Tomkins joins RDA from AT&T, most recently serving as Vice President Controller for AT&T Business Solutions. Since 1997, he had also been responsible for managing the unit’s financial and reporting processes, as well as internal controls and change management processes both for AT&T Corp. Business and Consumer Services, with indirect accountability for board, SEC and investor relations reporting for these two units. He was also a member of the AT&T Business Sarbanes/Oxley Steering Committee.

Previously, he was the head of Accounting Policy and External Reporting at AT&T.  He also served as the International CFO/Controller for AT&T Global Business Communication Systems (currently Avaya) where he led the deployment of financial systems and processes to support growth outside the United States.

“I am delighted to welcome Paul as our Chief Financial Officer,” said Williams.  “I worked with Paul for several years at AT&T and know first hand that he has the proven skills, experience and financial knowledge necessary to help the company continue to grow and create shareholder value. He will work closely with me and our talented senior management team to help me refine the company’s strategy and enhance operations.”

Tomkins began his career in public accounting at Wiss and Company, where he was a senior accountant before leaving to become a Division Controller at Plant Industries, Inc.

Tomkins holds an MBA from Seton Hall University, and is a CPA.  He is a member of the American Institute of CPAs and the NJ Society of CPAs and is a member of the Seton Hall University Leadership Development Council.

RDA is a global media and direct marketing company that connects more than 130 million consumers around the world with products and services from trusted brands. With offices in 43 countries, the company reaches customers in 79 countries, publishes 91 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 83 branded websites and sells nearly 40 million books, music and video products across the world each year. Further information about the company can be found at www.rda.com.

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Media Inquires: Evan Goetz, FD, 212-850-5639